Filed Pursuant to Rule 433
Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$3,000,000,000

4.200% SUBORDINATED NOTES, DUE AUGUST 2024

FINAL TERM SHEET

Dated August 21, 2014

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa3 (Moody’s)/BBB+ (S&P)/BBB+ (Fitch)
Title of the Series:	4.200% Subordinated Notes, due August 2024
Aggregate Principal Amount Initially Being Issued:	$3,000,000,000
Issue Price:	99.927%
Trade Date:	August 21, 2014
Settlement Date:	August 26, 2014 (T+3)
Maturity Date:	August 26, 2024
Ranking:	Subordinated
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	4.200% per annum
Interest Payment Dates:	February 26 and August 26 of each year, beginning February 26, 2015, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual. The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, February 26, 2015, the initial Interest Payment Date. The subsequent Interest Periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Treasury Benchmark:	10 year U.S. Treasury, due August 15, 2024
Treasury Yield:	2.409%
Treasury Benchmark Price:	99-22+
Spread to Treasury Benchmark:	+180 bps
Reoffer Yield:	4.209%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Rabo Securities USA, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

The Huntington Investment Company

UniCredit Capital Markets LLC

Wells Fargo Securities, LLC

Junior Co-Managers:	Apto Partners, LLC Lebenthal & Co., LLC
CUSIP:	06051GFH7
ISIN:	US06051GFH74
Concurrent Offering:

$1,000,000,000 1.700% Senior Notes, due August 2017

$500,000,000 Floating Rate Senior Notes, due August 2017

The settlement of the 4.200% Subordinated Notes, due August 2024 is not contingent on the settlement of either of the concurrent offerings.

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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